ERNST & YOUNG LLP
725 South Figueroa Street
Los Angles, California 90017-5418
Phone 213 977 3200




We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 76 under the Securities Act of 1933 and Amendment No. 77 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12231) and related
Prospectus and Statement of Additional Information of Harris Bretall & Smith Growth Equity Fund, a series of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated April 30, 1999, with respect to the financial statements and financial highlights of Harris Bretall Sullivan & Smith Growth Equity Fund included in the Annual Report for the year ended March 31, 1999 filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


Los Angeles, California
July 17, 1999